Exhibit 99.1

Kroger Reports Fourth Quarter and Full Year 2013 Results

Adjusted Q4 EPS of $0.78 and Full Year 2013 EPS of $2.85

Q4 ID Sales Up 4.3% Without Fuel

CINCINNATI, March 6, 2014 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.81 per diluted share and identical supermarket sales growth, without fuel, of 4.3% in the fourth quarter.  The company reported fiscal 2013 net earnings of $2.90 per diluted share and identical supermarket sales growth, without fuel, of 3.6%.  Kroger’s third and fourth quarter net earnings include the benefits of certain tax items partially offset by expenses related to the company’s merger with Harris Teeter.  Excluding these items, Kroger’s adjusted net earnings per diluted share were $0.78 in the fourth quarter and $2.85 per diluted share in fiscal 2013 (Table 6).

On a 52-week basis and excluding fiscal 2013 and 2012 adjustment items, as outlined in Table 6, the year’s strong results included:

•                  Record net earnings per diluted share

•                  EPS growth of 13%

•                  Increased rolling four quarters FIFO operating margin, excluding fuel, of 11 bps

•                  Record FIFO EBITDA

“Our associates’ connection with customers fueled another year of market share growth and record earnings per share,” said Rodney McMullen, Kroger’s chief executive officer. “Kroger’s Customer 1st strategy is a powerful foundation on which to continue growing and differentiating our business in 2014.”

Details of Fourth Quarter 2013 Results

The Harris Teeter transaction closed on January 28, 2014. Harris Teeter is included in the company’s ending balance sheet, but because of the timing late in the year it had no effect on the adjusted fourth quarter or fiscal 2013 earnings.

Kroger reported total sales of $23.2 billion in the fourth quarter, which ended February 1, 2014.  After adjusting for the extra week in the fourth quarter last year, total sales increased by 4.8%.  On this basis and without fuel, total sales increased by 4.4%.  Results were enhanced by the company’s response to adverse weather in the fourth quarter 2013.

The company recorded a $9.7 million LIFO charge during the quarter compared to a $41.2 million LIFO credit in the same quarter last year.

Net earnings for the fourth quarter totaled $421.9 million, or $0.81 per diluted share.  Excluding the 2013 adjustment items, the extra week, and making the 2012 LIFO credit comparable to the 2013 charge (Table 6), net earnings per diluted share in the fourth quarter grew 10%.

FIFO gross margin increased 11 basis points from the same period last year, excluding retail fuel operations and the extra week.

Operating, general and administrative costs plus rent and depreciation — excluding retail fuel operations, the 2013 adjustment items and the extra week — declined 16 basis points as a percent of sales compared to the prior year’s adjusted fourth quarter.

Fiscal Year 2013 Results

Kroger reported total sales of $98.4 billion in fiscal 2013, an increase of 3.9% after adjusting for the 53rd week last year. On this basis and excluding fuel, total sales increased 4.2% over the prior fiscal year.

Net earnings for fiscal 2013 totaled $1.52 billion, or $2.90 per diluted share.  Excluding the fiscal 2013 and 2012 adjustment items (Table 6), net earnings per diluted share for fiscal 2013 grew 13%.  Kroger’s LIFO charge for fiscal 2013 was comparable to fiscal 2012.

Financial Strategy

Kroger’s strong financial position allowed the company to return more than $928 million to shareholders through share buybacks and dividends in 2013. During the fiscal year, Kroger repurchased 16.1 million common shares for a total investment of $609 million.

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $2.3 billion for the year, compared to $2.0 billion in 2012.

Kroger reported a return on invested capital, excluding the Harris Teeter transaction, on a 52-week, rolling four quarters basis, of 13.43%, compared to 13.42% during the same period last year.

Net total debt was $10.9 billion, an increase of $2.3 billion from a year ago as a result of the Harris Teeter transaction and, due to the timing late in our fiscal year, Kroger realized no incremental EBITDA in 2013 from this transaction.  Therefore, Kroger’s net total debt to adjusted EBITDA ratio was 2.43, compared to 2.04 during the same period last year.  Kroger remains committed to managing cash flow to achieve a 2.00 — 2.20 net debt to EBITDA ratio over the next 18-24 months.

Fiscal 2014 Annual Guidance

Full-year net earnings for fiscal 2014 are expected to range from $3.14 to $3.25 per diluted share. This guidance includes Harris Teeter.  Growing fiscal 2013 adjusted earnings per diluted share of $2.85 by the company’s long term growth rate of 8 — 11% equates to a range of $3.08 to $3.16 per diluted share.  Adding net accretion to earnings from the Harris Teeter merger of $0.06 — $0.09 per diluted share, excluding transition and transaction expenses, results in a 10 — 14% growth rate for fiscal 2014.  Thereafter, Kroger expects to return to its long-term growth rate of 8 — 11%.

Shareholder return will be further enhanced by a dividend expected to increase over time.

Kroger anticipates identical supermarket sales growth, excluding fuel, of approximately 2.5% to 3.5% for fiscal 2014, including Harris Teeter.  This range takes into account the expectation of low inflation during the year.

During fiscal 2014, Kroger plans to use cash flow from operations to maintain its current investment grade debt rating, repurchase shares, have a growing dividend, and fund capital investments. The company expects capital investments to be in the $2.8 to $3.0 billion range for the year, including Harris Teeter.

“The remarkable consistency of Kroger’s performance has shown time and again that serving our customers is serving our shareholders,” Mr. McMullen said. “We are well positioned to continue delivering sustainable high performance that benefits our customers and shareholders today and in the future.”

Kroger, one of the world’s largest retailers, employs more than 375,000 associates who serve customers in 2,640 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 786 convenience stores, 320 fine jewelry stores, 1,240 supermarket fuel centers and 38 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “guidance” and “plans.”

Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations;

trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to retain additional pharmacy sales from third party payors; natural disasters or adverse weather conditions; the success of our future growth plans; and the successful integration of Harris Teeter.  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

•                  Our ability to use free cash flow to continue to maintain our investment grade debt rating and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

•                  Our capital investments could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on March 6, 2014 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, March 6 through Thursday, March 20, 2014.

4th Quarter 2013 Tables Include:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO ADJUSTED EBITDA

NET EARNINGS PER DILUTED SHARE EXCLUDING ADJUSTMENT ITEMS

RETURN ON INVESTED CAPITAL

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2013		2012		2013		2012

SALES	$23,222	100.0%	$24,120	100.0%	$98,375	100.0%	$96,619	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	18,397	79.2	19,069	79.1	78,138	79.4	76,726	79.4
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,558	15.3	3,689	15.3	15,196	15.5	14,849	15.4
RENT	147	0.6	157	0.7	613	0.6	628	0.7
DEPRECIATION	402	1.7	386	1.6	1,703	1.7	1,652	1.7

OPERATING PROFIT	718	3.1	819	3.4	2,725	2.8	2,764	2.9

INTEREST EXPENSE	107	0.5	112	0.5	443	0.5	462	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	611	2.6	707	2.9	2,282	2.3	2,302	2.4

INCOME TAX EXPENSE	184	0.8	239	1.0	751	0.8	794	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	427	1.8	468	1.9	1,531	1.6	1,508	1.6

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	5	0.0	6	0.0	12	0.0	11	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$422	1.8%	$462	1.9%	$1,519	1.5%	$1,497	1.6%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.82		$0.89		$2.93		$2.78

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	511		514		514		533

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.81		$0.88		$2.90		$2.77

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	517		518		520		537

DIVIDENDS DECLARED PER COMMON SHARE	$0.165		$0.150		$0.630		$0.530

Note:      Certain per share amounts and percentages may not sum due to rounding.

Note:      The Company defines FIFO gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

                                    The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

                                    The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

                                    The Company defines FIFO operating profit margin, as described in the earnings release, as FIFO operating profit divided by sales.

                                    The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                     Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)                     LIFO charges (credits) of $10 and $(41) were recorded in the fourth quarter of 2013 and 2012, respectively.  For the year to date period, LIFO charges of $52 and $55 were recorded for 2013 and 2012, respectively.

Note:      Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	February 1,	February 2,
	2014	2013

ASSETS
Current Assets
Cash	$260	$237
Temporary cash investments	141	1
Store deposits in-transit	958	955
Receivables	1,116	1,051
Inventories	5,667	5,146
Prepaid and other current assets	705	569

Total current assets	8,847	7,959

Property, plant and equipment, net	16,932	14,848
Intangibles	702	130
Goodwill	2,112	1,234
Other assets	721	463

Total Assets	$29,314	$24,634

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,634	$2,734
Trade accounts payable	4,898	4,484
Accrued salaries and wages	1,150	1,017
Deferred income taxes	248	288
Other current liabilities	2,769	2,538

Total current liabilities	10,699	11,061

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	9,676	6,141
Adjustment to reflect fair-value interest rate hedges	(1)	4
Long-term debt including obligations under capital leases and financing obligations	9,675	6,145

Deferred income taxes	1,397	796
Pension and postretirement benefit obligations	901	1,291
Other long-term liabilities	1,247	1,127

Total Liabilities	23,919	20,420

Shareowners’ equity	5,395	4,214

Total Liabilities and Shareowners’ Equity	$29,314	$24,634

Total common shares outstanding at end of period	508	514
Total diluted shares year-to-date	520	537

Note:      Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,531	$1,508
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation	1,703	1,652
LIFO charge	52	55
Stock-based employee compensation	107	82
Expense for Company-sponsored pension plans	74	89
Deferred income taxes	72	176
Other	85	41
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	25	(169)
Receivables	(8)	(126)
Inventories	(147)	(78)
Prepaid expenses	(49)	(257)
Trade accounts payable	20	67
Accrued expenses	77	67
Income taxes receivable and payable	(47)	164
Other	(115)	(438)

Net cash provided by operating activities	3,380	2,833

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,330)	(2,062)
Payments for acquisitions	(2,344)	(122)
Proceeds from sale of assets	24	49
Other	(121)	(48)

Net cash used by investing activities	(4,771)	(2,183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	3,548	863
Payments on long-term debt	(1,060)	(1,445)
Net (payments) borrowings on commercial paper	(395)	1,275
Dividends paid	(319)	(267)
Excess tax benefits on stock-based awards	32	8
Proceeds from issuance of capital stock	196	110
Treasury stock purchases	(609)	(1,261)
Net increase in book overdrafts	193	121
Other	(32)	(4)

Net cash used by financing activities	1,554	(600)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	163	50

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	238	188
END OF YEAR	$401	$238

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,330)	$(2,062)
Payments for lease buyouts	108	73
Changes in construction-in-progress payables	(83)	(1)
Total capital investments, excluding lease buyouts	$(2,305)	$(1,990)

Disclosure of cash flow information:
Cash paid during the year for interest	$401	$438
Cash paid during the year for income taxes	$679	$468

Note:      Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2013	2012 (b)	2013	2012 (b)

INCLUDING FUEL CENTERS	$21,039	$20,239	$88,482	$85,661
EXCLUDING FUEL CENTERS	$17,971	$17,238	$74,095	$71,541

INCLUDING FUEL CENTERS	4.0%	3.5%	3.3%	4.5%
EXCLUDING FUEL CENTERS	4.3%	3.0%	3.6%	3.5%

(a)         Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)         Identical sales for the fourth quarter of 2012 and year-to-date 2012 were adjusted to a 12 and 52 week basis, respectively.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt.

	February 1,	February 2,
	2014	2013	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,634	$2,734	$(1,100)
Face-value of long-term debt including obligations under capital leases and financing obligations	9,676	6,141	3,535
Adjustment to reflect fair-value interest rate hedges	(1)	4	(5)

Total debt	$11,309	$8,879	$2,430

Less: Temporary cash investments	141	1	140
Less: Prepaid benefit payments	275	250	25

Net total debt	$10,893	$8,628	$2,265

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, for 2013 and 2012 on a 52 week basis.

	YEAR-TO-DATE
	February 1,	February 2,
	2014	2013

Net earnings attributable to The Kroger Co., on a 53 week basis in fiscal year 2012	$1,519	$1,497
LIFO	52	55
Depreciation	1,703	1,652
Interest expense	443	462
Income tax expense	751	794
Adjustments for the UFCW consolidated pension plan liability and credit card settlement	—	(115)
53rd week EBITDA adjustment	—	(99)
Other	10	(7)

Adjusted EBITDA	$4,478	$4,239

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.43	2.04

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share of certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2013, these items include the benefit from certain tax items and expenses related to the merger with Harris Teeter.  In 2012, these items include a reduction to the Company’s UFCW consolidated pension plan liability and the receipt of a credit card litigation settlement payments.

	FOURTH QUARTER	FOURTH QUARTER	YEAR-TO-DATE	YEAR-TO-DATE
	2013	2012	2013	2012

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$422	$462	$1,519	$1,497

BENEFIT FROM CERTAIN TAX ITEMS OFFSET BY HARRIS TEETER MERGER CHARGES (a)	(16)	—	(23)	—

ADJUSTMENT FOR THE UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT (a) (b)	—	—	—	(74)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$406	$462	$1,496	$1,423

53RD WEEK ADJUSTMENT (a) (c)	—	(58)	—	(58)

EFFECT OF MAKING THE 2012 LIFO CHARGE COMPARABLE TO THE 2013 LIFO CHARGE (a) (d)	—	(34)	—	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE, THE 53RD WEEK ADJUSTMENT AND THE LIFO ADJUSTMENT	$406	$370	$1,496	$1,365

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.81	$0.88	$2.90	$2.77

BENEFIT FROM CERTAIN TAX ITEMS OFFSET BY HARRIS TEETER MERGER CHARGES (e)	(0.03)	—	(0.05)	—

ADJUSTMENTS FOR THE UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT (e)	—	—	—	(0.14)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.78	$0.88	$2.85	$2.63

53RD WEEK ADJUSTMENT (e)	—	(0.11)	—	(0.11)

EFFECT OF MAKING THE 2012 LIFO CHARGE COMPARABLE TO THE 2013 LIFO CHARGE (e)	—	(0.06)	—	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE, THE 53RD WEEK ADJUSTMENT AND THE LIFO ADJUSTMENT	$0.78	$0.71	$2.85	$2.52

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	517	518	520	537

(a)   The amounts presented represent the after-tax effect of each adjustment.

(b)   The pre-tax adjustments for the UFCW consolidated pension plan liability and credit card settlement were $115.

(c)   The pre-tax 53rd week adjustment was $91.

(d)         The pre-tax adjustment to make the fourth quarter 2012 LIFO charge comparable to the fourth quarter 2013 LIFO charge was $51.

(e)   The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital for 2013 and 2012 on a 52 week basis and excluding the assets and liabilities recorded at year end for Harris Teeter.

	YEAR-TO-DATE
	February 1,	February 2,
	2014	2013
Return on Invested Capital
Numerator (a)
Operating profit on a 53 week basis in fiscal year 2012	$2,725	$2,764
53rd week operating profit adjustment	—	(100)
LIFO charge	52	55
Depreciation	1,703	1,652
Rent on a 53 week basis in fiscal year 2012	613	628
53rd week rent adjustment	—	(12)
Adjustments for the UFCW consolidated pension plan liability and credit card settlement	—	(115)
Other	16	—

Adjusted operating income on a 52 week basis	$5,109	$4,872

Denominator (b)
Average total assets	$26,974	$24,044
Average taxes receivable (c)	(10)	(22)
Average LIFO reserve (d)	1,124	1,071
Average accumulated depreciation	14,991	14,051
Average trade accounts payable	(4,691)	(4,382)
Average accrued salaries and wages	(1,084)	(1,061)
Average other current liabilities (e)	(2,544)	(2,314)
Adjustment for Harris Teeter (f)	(1,626)	—
Rent * 8 (g)	4,904	4,928

Average invested capital	$38,038	$36,315

Return on Invested Capital	13.43%	13.42%

a)   Represents year-to-date results for the periods noted.

b)   Represents the average of amounts at the beginning and end of year.

c)   Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

d)   LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

e)   The calculation of average other current liabilities excludes accrued income taxes.

f)   Adjustment to remove the assets and liabilities recorded at year end for Harris Teeter.

g)   The factor of eight estimates the hypothetical capitalization of our operating leases.